                                                                      Exhibit 12

                         Marshall & Ilsley Corporation
               Computation of Ratio of Earnings to Fixed Charges
                                    ($000's)

                                        Years Ended December 31,
                              ------------------------------------------------
                                1997      1996      1995      1994      1993
                              --------  --------  --------  --------  --------
Earnings:
Earnings before income taxes
 and extraordinary items..... $370,251  $313,141  $299,879  $167,803  $264,584
Fixed charges, excluding
 interest on deposits........  159,977   113,515   108,683    77,074    47,905
                              --------  --------  --------  --------  --------
Earnings including fixed
 charges but excluding
 interest on deposits........  530,228   426,656   408,562   244,877   312,489
Interest on deposits.........  429,805   360,838   331,734   255,861   272,100
                              --------  --------  --------  --------  --------
Earnings including fixed
 charges and interest on
 deposits.................... $960,033  $787,494  $740,296  $500,738  $584,589
                              ========  ========  ========  ========  ========
Fixed Charges:
Interest Expense:
  Short-term borrowings...... $108,398  $ 62,071  $ 47,740  $ 39,681  $ 18,010
  Long-term borrowings.......   41,420    42,808    53,709    30,537    23,088
  One-third of rental expense
   for all operating leases
   (the amount deemed
   representative of the
   interest factor)..........   10,159     8,636     7,234     6,856     6,807
                              --------  --------  --------  --------  --------
Fixed charges excluding
 interest on deposits........  159,977   113,515   108,683    77,074    47,905
Interest on deposits.........  429,805   360,838   331,734   255,861   272,100
                              --------  --------  --------  --------  --------
Fixed charges including
 interest on deposits........ $589,782  $474,353  $440,417  $332,935  $320,005
                              ========  ========  ========  ========  ========
Ratio of Earnings to Fixed
 Charges:
Excluding interest on
 deposits....................     3.31x     3.76x     3.76x     3.18x     6.52x
Including interest on
 deposits....................     1.63x     1.66x     1.68x     1.50x     1.83x
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